Exhibit 99.1

FOR IMMEDIATE RELEASE
April 30, 2009

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2009 Results

CHARLOTTE, N.C.—April 30, 2009--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the fiscal second quarter ended March 29, 2009 increased by 3.5% to $1.01 billion from $0.98 billion in the second quarter of fiscal 2008. For the 26 weeks ended March 29, 2009, consolidated sales of $2.00 billion were 2.7% above the $1.95 billion for the comparable period of fiscal 2008. The increase in consolidated sales for the quarter and 26-week period was attributable to sales increases at Harris Teeter, the Company’s supermarket subsidiary, that were partially offset by sales declines at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income in the second quarter of fiscal 2009 was $22.9 million, or $0.48 per diluted share, as compared to $24.1 million, or $0.50 per diluted share in the prior year second quarter. For the 26 weeks ended March 29, 2009, consolidated net income was $45.8 million, or $0.95 per diluted share, as compared to $47.4 million, or $0.98 per diluted share in the same period of fiscal 2008. The decrease in net earnings for both the fiscal quarter and 26-week period was driven by operating losses at A&E and a slight decrease in operating profit at Harris Teeter from the prior year periods that was offset, in part, by an income tax expense adjustment. Income tax expense for the quarter and 26-week period of fiscal 2009 included a reversal of $1.6 million of valuation allowances associated with foreign tax credits which management now believes will be realized.

Harris Teeter sales increased by 6.3% to $949.4 million in the second quarter of fiscal 2009, compared to sales of $893.1 million in the second quarter of fiscal 2008. For the 26 weeks ended March 29, 2009, sales rose 5.0% to $1.88 billion from $1.79 billion in the same period of fiscal 2008. The increase in sales for the quarter was attributable to incremental new stores and comparable store sales increases of 0.09%. The sales increase for the 26-week period was attributable to incremental new stores and was partially offset by comparable store sales declines of 1.01%. Comparable store sales for the second quarter were impacted by the timing of the New Year’s and Easter holidays, while the 26-week period was impacted by the timing of the Easter holiday. As previously disclosed, the New Year’s holiday fell in the second quarter of fiscal 2009 as compared to the first quarter of fiscal 2008. The Easter holiday will be included in Harris Teeter’s third fiscal quarter of 2009 and was included in the second quarter of fiscal 2008. Adjusting for the positive impact of the New Year’s holiday shift and the negative impact of the Easter holiday shift, comparable store sales increased by 0.11% for the quarter. Adjusting for the negative impact of the Easter holiday shift, comparable store sales for the year-to-date period decreased by 0.71%. Comparable store sales were also negatively impacted by changes in consumer buying habits created by the current economic environment and, to some extent, the cannibalization created by opening additional stores in certain key major markets that have a close proximity to existing stores. During the first half of fiscal 2009, Harris Teeter realized a higher percentage of sales of its lower priced store branded products and sales declines in more discretionary categories such as floral, health and beauty, and certain general merchandise.

During the first half of fiscal 2009, Harris Teeter opened 4 new stores, closed 1 older store (which was replaced by a new store) and completed the major remodeling of 2 stores. Since the second quarter of fiscal 2008, Harris Teeter has opened 13 new stores, while closing 3 stores, for a net addition of 10 stores. Harris Teeter operated 179 stores at March 29, 2009.

Operating profit at Harris Teeter was $45.0 million (4.74% of sales) for the second quarter of fiscal 2009 as compared to $46.4 million (5.19% of sales) in the second quarter of fiscal 2008. For the 26 weeks ended March 29, 2009, operating profit was $89.4 million (4.76% of sales), as compared to $90.6 million (5.06% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $3.4 million (0.36% of sales) and $4.2 million (0.47% of sales) in the second quarter of fiscal 2009 and fiscal 2008, respectively. Pre-opening costs for the 26-week periods ended March 29, 2009 and March 30, 2008 were $7.4 million (0.39% of sales) and $7.8 million (0.44% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The decrease in Harris Teeter’s operating profit resulted primarily from additional promotional activity designed to provide more value to our customers. The sales increases, along with a continued emphasis on operational efficiencies and cost controls, have provided the leverage to partially offset the additional costs associated with Harris Teeter’s increased promotional activity and new store program (pre-opening costs and incremental start-up costs), increased associate benefit costs, credit and debit card fees, supply costs and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “These periods of continued economic uncertainty, rising unemployment and declining consumer confidence are changing our customers’ spending habits and shopping demands. Therefore, we have been enhancing the overall value we deliver to our customers in response to these changes in customer needs. This quarter we made further investments in promotional price activity to drive customer loyalty and shopping visits. As a result, according to our customer loyalty data, the number of active households increased 1.99% per comparable store during the quarter, while store brand penetration increased over the prior year quarter. Store brand penetration for the second quarter of fiscal 2009 was 24.80%, an increase of 62 basis points over the prior year. A significant portion of our promotional activity investment was offset by operational efficiencies and cost saving initiatives made at all levels of the organization. As a result, selling, general and administrative costs as a percent of sales decreased to 26.33% for the quarter, as compared to 26.61% for the same period last year. We remain focused on the customer and reacting to their needs, while delivering the quality, value and customer service they have come to expect from us.”

A&E sales were $60.6 million for the second quarter of fiscal 2009, as compared to $82.5 million in the second quarter of fiscal 2008 and were $126.6 million for the 26 weeks ended March 29, 2009, as compared to $162.6 million in the prior year 26-week period. Foreign sales for the second quarter of fiscal 2009 accounted for approximately 53% of A&E’s sales, as compared to foreign sales of approximately 55% for the second quarter of fiscal 2008. For the 26-week periods, foreign sales accounted for approximately 55% of A&E’s sales in both fiscal 2009 and fiscal 2008.

A&E recorded an operating loss of $4.6 million for the second quarter of fiscal 2009, as compared to an operating loss of $0.7 million in the second quarter of fiscal 2008. For the 26 weeks ended March 29, 2009, A&E’s operating loss was $5.7 million, as compared to an operating loss of $0.5 million for the same period of fiscal 2008. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers, while expanding its product lines throughout A&E’s supply chain.

Mr. Dickson said, “A&E had a significant decline in sales as a result of the serious economic conditions facing A&E’s customers in the apparel and non-apparel markets, including the automotive segment. All geographic areas of A&E’s operations, including Asia, experienced weak business conditions as a result of poor retail sales on a global basis. Although A&E has been successful in reducing expenses during the quarter, the reduction was not enough to offset the rapid decline in sales and reduced operating schedules. A&E’s management intends to continue to reduce expenses to more closely match sales volumes during these difficult economic times. In addition, we will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

For the first half of fiscal 2009, depreciation and amortization for the consolidated Ruddick Corporation totaled $61.3 million and capital expenditures totaled $110.0 million. Total capital expenditures during the 26 weeks ended March 29, 2009 were comprised of $108.7 million for Harris Teeter and $1.3 million for A&E. During the first half of fiscal 2009, Harris Teeter made an additional net investment of $0.2 million ($3.3 million additional investments less $3.1 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores.

As previously disclosed, A&E invested another $8.7 million for an additional 14% ownership interest in Vardhman Yarns and Treads Limited located in India and an additional $0.7 million in its joint venture in Brazil during the first quarter of fiscal 2009.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional 12 new stores (1 of which will replace an existing store) and complete the major remodeling on 1 additional store, which will be expanded in size, during the remainder of fiscal 2009. The new store development program for fiscal 2009 is expected to result in a 9.3% increase in retail square footage as compared to an 8.5% increase in fiscal 2008. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. As previously disclosed, Harris Teeter has reduced or delayed the number of new store openings originally planned for the current year, as well as for fiscal 2010 and beyond due to the current economic environment. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2009 are planned to total approximately $216 million, consisting of $212 million for Harris Teeter and $4 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. The Company’s revolving line of credit provides substantially more liquidity than what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2009 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands as a result of the challenging economic environment. The retail grocery market remains intensely competitive and the textile and apparel environment faces additional challenges during this recessionary period. Further operating improvement will be dependent on the Company’s ability to continue to increase Harris Teeter’s market share, rationalize A&E’s operations, offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states along the eastern seaboard and the District of Columbia, and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		26 WEEKS ENDED
	March 29,	March 30,	March 29,	March 30,
	2009	2008	2009	2008
NET SALES
Harris Teeter	$949,427	$893,064	$1,878,354	$1,789,668
American & Efird	60,577	82,508	126,635	162,647
Total	1,010,004	975,572	2,004,989	1,952,315

COST OF SALES
Harris Teeter	654,421	609,109	1,294,999	1,232,286
American & Efird	50,705	65,092	104,269	127,625
Total	705,126	674,201	1,399,268	1,359,911

GROSS PROFIT
Harris Teeter	295,006	283,955	583,355	557,382
American & Efird	9,872	17,416	22,366	35,022
Total	304,878	301,371	605,721	592,404

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	249,962	237,591	494,004	466,783
American & Efird	14,442	18,126	28,037	35,502
Corporate	1,452	1,578	2,858	3,157
Total	265,856	257,295	524,899	505,442

OPERATING PROFIT (LOSS)
Harris Teeter	45,044	46,364	89,351	90,599
American & Efird	(4,570)	(710)	(5,671)	(480)
Corporate	(1,452)	(1,578)	(2,858)	(3,157)
Total	39,022	44,076	80,822	86,962

OTHER EXPENSE (INCOME)
Interest expense	4,135	4,950	9,024	9,911
Interest income	(43)	(107)	(120)	(197)
Net investment loss (gains)	(35)	41	(35)	95
Minority interest	68	111	176	198
Total	4,125	4,995	9,045	10,007

INCOME BEFORE TAXES	34,897	39,081	71,777	76,955
INCOME TAXES	11,955	15,019	25,953	29,545
NET INCOME	$22,942	$24,062	$45,824	$47,410

NET INCOME PER SHARE:
Basic	$0.48	$0.50	$0.96	$0.99
Diluted	$0.48	$0.50	$0.95	$0.98

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,972	47,815	47,932	47,834
Diluted	48,287	48,265	48,288	48,314

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.12	$0.24	$0.24

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 29,	September 28,	March 30,
	2009	2008	2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$30,142	$29,759	$29,158
Accounts Receivable, Net	84,288	91,528	94,501
Refundable Income Taxes	7,346	8,607	-
Inventories	302,959	312,589	297,104
Deferred Income Taxes	6,944	6,477	12,110
Prepaid Expenses and Other Current Assets	23,226	28,196	23,182
Total Current Assets	454,905	477,156	456,055
PROPERTY, NET	1,024,542	967,331	924,065
INVESTMENTS	154,991	143,902	126,702
DEFERRED INCOME TAXES	864	361	9,735
GOODWILL	8,169	8,169	8,169
INTANGIBLE ASSETS	25,030	26,355	26,486
OTHER LONG-TERM ASSETS	73,183	73,133	72,715

Total Assets	$1,741,684	$1,696,407	$1,623,927

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable	$7,558	$11,150	$10,564
Current Portion of Long-Term Debt and Capital Lease Obligations	10,380	9,625	8,256
Accounts Payable	213,422	236,649	202,104
Dividends Payable	5,822	-	-
Federal and State Income Taxes	-	-	1,035
Deferred Income Taxes	52	347	506
Accrued Compensation	55,372	63,826	56,578
Other Current Liabilities	98,503	89,206	76,207
Total Current Liabilities	391,109	410,803	355,250

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	335,909	310,953	331,050
DEFERRED INCOME TAXES	15,483	10,877	1,106
PENSION LIABILITIES	44,866	44,306	66,234
OTHER LONG-TERM LIABILITIES	90,805	89,685	91,422
MINORITY INTEREST	6,124	5,948	5,907

SHAREHOLDERS' EQUITY:
Common Stock	86,346	83,252	80,183
Retained Earnings	801,744	767,562	729,807
Accumulated Other Comprehensive Income (Loss)	(30,702)	(26,979)	(37,032)
Total Shareholders' Equity	857,388	823,835	772,958

Total Liabilities and Shareholders' Equity	$1,741,684	$1,696,407	$1,623,927

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	26 WEEKS ENDED
	March 29,	March 30,
	2009	2008
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$45,824	$47,410
Non-Cash Items Included in Net Income
Depreciation and Amortization	61,341	54,904
Deferred Income Taxes	3,865	(4,005)
Net (Gain) Loss on Sale of Property	(369)	68
Impairment Losses	-	113
Share-Based Compensation	2,877	2,766
Other, Net	323	208
Changes in Operating Accounts Utilizing Cash	(1,261)	(18,638)
NET CASH PROVIDED BY OPERATING ACTIVITIES	112,600	82,826

INVESTING ACTIVITIES
Capital Expenditures	(109,964)	(92,280)
Purchase of Other Investments	(12,750)	(27,352)
Proceeds from Sale of Property	3,080	3,071
Return of Partnership Investments	596	129
Investments in Company-Owned Life Insurance	(656)	(1,091)
Other, Net	(174)	(284)
NET CASH USED IN INVESTING ACTIVITIES	(119,868)	(117,807)

FINANCING ACTIVITIES
Net Payments on Short-Term Debt Borrowings	(2,687)	(769)
Net Proceeds from (Payments on) Revolver Borrowings	24,200	(38,000)
Proceeds from Long-Term Debt Borrowings	1,470	100,077
Payments on Long-Term Debt and Capital Lease Obligations	(8,950)	(8,215)
Dividends Paid	(5,820)	(11,595)
Proceeds from Stock Issued	1,094	2,011
Share-Based Compensation Tax Benefits	287	1,375
Purchase and Retirement of Common Stock	-	(6,601)
Other, Net	(1,165)	(1,300)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,429	36,983

INCREASE IN CASH AND CASH EQUIVALENTS	1,161	2,002
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(778)	409
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,759	26,747

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,142	$29,158

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$9,139	$9,308
Income Taxes	20,340	26,356
Non-Cash Activity:
Assets Acquired Under Capital Leases	8,560	19,276

RUDDICK CORPORATION
OTHER STATISTICS
March 29, 2009
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
2nd Fiscal Quarter	$27.0	$4.0	$-	$31.0
Fiscal Year to Date	53.4	7.9	-	61.3

Capital Expenditures:
2nd Fiscal Quarter	$59.9	$0.6	$-	$60.5
Fiscal Year to Date	108.7	1.3	-	110.0

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$0.5	$-	$-	$0.5
Fiscal Year to Date	3.3	9.4	-	12.7

Harris Teeter Store Count:		Quarter		Year to Date
Beginning number of stores		176		176
Opened during the period		4		4
Closed during the period		(1)		(1)
Stores in operation at end of period		179		179

		Quarter		Year to Date
Harris Teeter Comparable Store Sales Increase		0.09%		-1.01%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.